English translation for reference purpose only

Exhibit 4.17

Sale and Purchase Contract

Contract NO: YGX0711150001-122

Place of Execution: Jiashan Zhejiang

Party A: JingAo Solar Co., Ltd

Address: JingLong Industrial Park, JingLong Street, NingJin, Hebei, China

Legal representative:                 Yang Huaijin

Party B: Zhejiang Yuhui Solar Energy Source Co. Ltd

Address: No. 8 Baoqun Road, Yao Zhuang Town Industrial Park, Jiashan, Zhejiang

Legal representative:                Li Xianshou

To satisfy business development requirements, Party A intends to purchase solar wafer (the “Product”) from Party B. Through friendly negotiation, Party A and Party B hereby enter into this Contract in connection with the above purchase and relevant matters subject to the terms and conditions as set forth below:

1	Supply of Product

Party A agrees to purchase from Party B and Party B agrees to supply to Party A, the Product in accordance with the price, quantity and quality described in this Contract during the period from 2008 to 2013 (the “Product Supply Period”).

2	Price and quantity of the Product

Time	Price (including tax)	Quantity		Subtotal
2008.7-2009.6	RMB 48	20 MW	8,000,000.00	RMB 384,000,000.00
2009.7-2010.6	RMB 36	60 MW	24,000,000.00	RMB 864,000,000.00
2010.7-2011.6	RMB 32	120 MW	48,000,000.00	RMB 1,536,000,000.00
2011.7-2012.6	RMB 28	180 MW	72,000,000.00	RMB 2,016,000,000.00
2012.7-2013.6	RMB 24	220 MW	88,000,000.00	RMB 2,112,000,000.00
		600 MW	240,000,000.00	RMB 6,912,000,000.00

If both parties agree to the delivery of standard-square wafer with the specification of 150mm, 125*125, the prices for the relevant delivery periods shall be the prices above divided by 1.042.

3	Payment terms

To ensure the effectiveness of this Contract, Party A shall pay RMB50,000,000.00 (RMB Fifty Million) to Party B on December 25, 2007; RMB100,000,000.00 (RMB One Hundred Million) by June 25, 2008;

RMB150,000,000.00 (RMB One Hundred and fifty Million) by December 25, 2008; RMB100,000,000.00 (RMB One Hundred Million) by June 25, 2009 and RMB50,000,000.00 (RMB Fifty Million) by December 25, 2009; totaling up to RMB450,000,000.00 (RMB Four Hundred and Fifty Million), otherwise Party B may rescind this Contract. The prepayment will be deemed as part of the payment for the Product of which the unit price is RMB 7 yuan (Seven Yuan), which means that for each wafer, Party A only needs to pay the part of the then effective unit price higher than RMB 7 yuan (Seven Yuan), the balance will be settled and the difference will be made up. Party B shall issue the Full VAT invoices at that month, all the prepayment shall be paid when the Contract is completed.

From January 2010, if the performance price of this Contract fluctuates more than +/-5% of the average performance price of M. Setek, Deutscher Solar and REC etc. knowable for that year, both parties have the right to adjust the price at any time, and negotiate a new price in writing friendly. Such written information with both parties’ signatures will constitute an indispensable schedule to this Contract. The performance price is determined by the latest written information only.

4	Quality standard

Party B shall provide Party A with Products which comply with relevant specifications as set forth in “Schedule I: Technical Specification of the Solar Grade Wafer”.

5	Delivery and package

Party A is responsible for the arrangements of transportation vehicles and payments of the transportation and insurance etc. Where Party A asks Party B for assistance in making such arrangements, Party B shall make all efforts in rendering such assistance; provided however, that Party A shall still be liable for the costs and expenses arising therefrom. The package must meet transportation requirements for the solar grade wafer.

6	Inspection and Dissension

Party A shall inspect the Product delivered by Party B within 5 days after receiving the Product. If Party A dissents with the quantity after inspection, it shall inform Party B in writing within 7 days after receiving the Product; should there be any dissension in the quality, Party A shall inform party B in writing within 30 days after receiving the Product.

The quality of the Product is subject to the inspection results, the standard of which have been agreed by both parties, but normal wear and tear within 2‰ will be allowed. The parties will discuss the indemnification only when the normal wear and tear exceeds such scope.

7	Declaration, Representation and Warranty

Both parties make the following declarations, representations and warranties to each other and acknowledge that the other party enters into this Contract upon these declarations, indemnities and warranties:

7.1    Both parties are enterprise legal persons established and validly existing under relevant laws of the establishment place and have executed this Contract with the authority, approval and permission from their respective managements.

7.2    Both parties have the right and capacity to enter into this Contract; and both parties will be legally bound by this Contract.

7.3    Both parties declare that there is no circumstance that will exert a major adverse effect on their operation of business, nor other circumstance that may adversely affect the performance of this Contract, such as withdrawal of the business license or compulsory enforcement in accordance with relevant laws. Both parties agree that if any of the above events occurs, one party shall notify the other party within 2 days from the occurrence of such an event.

8	Liability for Breach of Contract

8.1	General principle

Any defaulting party shall bear the liability for breaching of contract and indemnify the other party the monetary damages resulting from such breach of contract. The amount of damages shall be equal to the losses caused by the breach, including the expected profits after performance of the Contract, provided, however, that it shall not exceed the damages foreseeable by the defaulting party when the Contract is executed.

8.2	Breach of contract by Party A

Party A shall indemnify Party B in accordance with the following provisions if Party A breaches the Contract as follows. Party A shall indemnify Party B with liquidated damages equal to RMB 8,000,000.00 if Party B terminates the Contract unilaterally in accordance with the following provisions (where the liquidated damages are not enough to cover the losses incurred by Party B, Party A shall be liable for the difference):

(1)	If the current payment is delayed in violation of the provisions of this Contract, Party A shall pay a monthly 1% liquidated damages for the late payment to Party B every five working days. Party B has the right to terminate this Contract at its own discretion when the liquidated damages are more than RMB 4,000,000.00. Party B shall return the unsettled prepayment to Party A within 30 days after the termination of the Contract.

(2)	Party B has the right to unilaterally terminate this Contract if Party A fails to disclose the circumstances which have had a major adverse effect on the business operation or may have an adverse effect on the performance of this Contract in violation of the warranties in Article 9 of this Contract.

8.3	Breach of contract by Party B

Party B shall indemnify Party A in accordance with the following provisions if Party B breaches the Contract as follows. Party B shall indemnify Party A with liquidated damages equal to RMB 8,000,000.00 if Party A terminates the Contract unilaterally in accordance with the following provisions (where the liquidated damages are not enough to cover the losses incurred by Party A, Party B shall be liable for the difference):

(1)	If delivery is delayed in violation of the provisions of this Contract, Party B shall pay a monthly 1% liquidated damages for the late delivery to Party A every five working days. Party A has the right to terminate this Contract at its own discretion when the liquidated damages are more than RMB 4,000,000.00.

(2)	Party A has the right to unilaterally terminate this Contract if Party B fails to disclose the circumstances which have had a major adverse effect on the business operation or may have an adverse effect on the performance of this Contract in violation of the warranties in Article 9 of this Contract.

9	Force majeure

Non-performance or partial non-performance of the obligations under this Contract due to force majeure and without the fault of either party shall not be deemed as breach of contract by such party, but the non-performing party shall take all necessary and practicable remedial measures to mitigate the losses caused by Force majeure.

The party who is unable to perform its obligations under this Contract due to force majeure shall notify the other party promptly in writing, and submit the report in respect of the non-performance, partial non-performance and the reason of late performance of the Contract to the other party within 15 days after occurrence of the event of force majeure.

10	Confidentiality

10.1    Other than that authorized under Article 10.2, Party A and Party B shall keep the following information in strict confidentiality:

(1)	The existence of business relationship under this Contract;

(2)	All the terms and the negotiations of this Contract;

(3)	The subject matter and the quantity of this Contract;

(4)	All the commercial and technical information involved in the performance of this Contract by Party A and Party B.

10.2	The parties may disclose the information as described in Article 10.1 only under the following circumstances:

(1)	The mandatory requirements of the laws applicable to both parties;

(2)	The mandatory requirements of any competent government authority or supervising institution;

(3)	Any party may disclose the information (if any) upon the confidential commitments of its professional consultants or its attorneys;

(4)	The information enters into the public domain without any party’s fault;

(5)	Prior written consent from both parties.

10.3	This article will survive the termination of this Contract and shall not be bound by time.

11	Governing Law and Dispute Settlement

11.1	The execution, validity, interpretation, performance and dispute settlement of this Contract are governed by the laws of mainland China.

11.2	All the disputes arising from the performance of this Contract or relating to this Contract shall be settled through friendly negotiation; if they cannot be settled through negotiation, the dispute shall be submitted to the People’s Court that has competent jurisdiction over both parties.

12	Miscellaneous:

12.1	This Contract shall become effective upon execution by both parties.

12.2	If any party requires not to extend this Contract after the expiration in writing 30 days prior to the expiration of this Contract, this Contract will expire; this Contract will automatically extend for another year if neither party requires as aforesaid.

12.3	Schedule: <Technical Specification of the Solar Grade Wafer> constitutes an integral part of this Contract.

12.4	The order signed and confirmed by both parties according to this Contract constitutes an integral part of this Contract. The validity of the order in facsimile form is hereby confirmed by both parties.

12.5	Any amendment to this Contact shall be agreed by both parties and amended in writing.

12.6	This Contract is made in two counterparts, each of which shall be held by one party. Both counterparts shall enjoy the same legal validity.

12.7	This Contract shall be performed independently without any duplication or overlapping performance of the contract executed or to be executed between Party A and Party B, unless both parties agree to such performance in a writing that shall constitute a schedule to this Contract.

The Buyer:

JingAo Solar Co., Ltd

Legal representative or authorized representative:

December 13, 2007

The Seller:

Zhejiang Yuhui Solar Energy Source Co. Ltd

Legal representative or authorized representative:

December 13, 2007

Schedule I

Technical Specification of the Solar Grade Wafer

1. Type: P

2. Growth mode: CZ

3. Crystal orientation: 100+/-1.5º

4. Dimension:125+/-0.5mm

5. Diagonal:165+/-0.5mm

6. Thickness:200+/-25µm

7. Resistivity:0.5 ~ 3 Ω • cm

8. Lifetime: ≥ 10µs

9. Kerf:<15µm

10. Incision: Multi–lines

11. Precision<3000 pcs/cm3

12. TTV≤30µm

13. Vertical Angle: 90º +/-1 º

14. Oxygen≤1.2*1018atoms/cm3

15. Carbon≤1*1017atoms/cm3

16. Clean surface without sticky taint or extraordinary dot.

17. Edge collapse no larger than 1 X 0.5mm, and no more than two collapses apiece

18. No hole, crack, contamination or obvious fingerprint